UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
January 6, 2011
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34196 (Commission File Number)	56-2408571 (IRS Employer Identification No.)

4400 Carillon Point,
Kirkland, WA (Address of principal executive offices)	98033 (Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 6, 2011, the Board of Directors (the “Board”) of Clearwire Corporation (the “Company”) appointed Benjamin G. Wolff as a director of the Company, with the appointment effective immediately. Mr. Wolff was also appointed to the Board’s Compensation Committee and Nominating and Governance Committee. The nomination of Mr. Wolff to the Board was made by Eagle River Holdings, LLC (“Eagle River”) pursuant to the Equityholders’ Agreement dated November 28, 2008 by and among the Company, Sprint Nextel Corporation, Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc., Bright House Networks LLC, and Eagle River, to fill the position left open by the resignation on December 31, 2010 of Craig O. McCaw.
     Mr. Wolff previously served as Co-Chairman of the Company from March 2009 to February 2010 and as Chief Executive Officer of the Company and its predecessor entity from May 2006 to March 2010. He is the Chairman, Chief Executive Officer and President of ICO Global Communications and is the President of Eagle River. On December 2, 2010, Mr. Wolff entered into an advisory services agreement with the Company, which provides that he will serve as a strategic advisor to the Company and will be paid a transaction fee if the Company enters into a strategic transaction on which Mr. Wolff advised.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: January 11, 2011	By:	/s/ Broady R. Hodder
Broady R. Hodder
Senior Vice President and General Counsel